Exhibit 99.1
Liberty Latin America Reports Q3 2021 Results
Continued subscriber momentum; 158,000 fixed and mobile additions in Q3
Revenue up 32% YTD driven by Puerto Rico acquisition, rebased revenue up 4%
Strong YoY growth in cash flows from operating activities and Adjusted FCF
~600,000 homes passed or upgraded YTD; 99% fiber-to-the-home
Announced Panama and Chile transactions; anticipate significant synergies
Denver, Colorado - November 2, 2021: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q3”) and nine months (“YTD”) ended September 30, 2021.
CEO Balan Nair commented, “Since reporting our first half results in August, we have made significant progress with our strategic objectives and enhanced our medium-term prospects through operational improvements and accretive M&A transactions.”
“From an organic perspective, we have continued to generate healthy fixed subscriber growth with 84,000 RGU additions in the third quarter, including positive contributions from each of our reporting segments. Panama had a particularly strong performance, adding more subscribers in the third quarter than the first half of the year as we gained traction with our broadband-led bundled propositions. In mobile, we grew our base by 74,000 subscribers, with postpaid representing approximately half of the additions.”
“The penetration of fixed and mobile data services remains relatively low across our markets and we are committed to investing in our networks and product offerings to deliver greater access to high-speed connectivity solutions for our customers. In the year-to-date period, we added or upgraded approximately 600,000 homes.”
“Our cash flow from operations and Adjusted Free Cash Flow, in the first nine months of the year, were $718 million and $149 million, respectively, representing strong growth year-over-year, and we are on-track to exceed our 2021 Adjusted Free Cash Flow guidance of approximately $200 million. We also doubled our share repurchase activity in Q3 as compared to Q2.”
“Our inorganic strategy is an important driver of value creation and we were pleased to complete the acquisition of Telefónica's Costa Rica operations as well as announcing the acquisition of América Móvil's Panama business and a 50/50 joint venture with América Móvil in Chile, both of which are expected to close next year. These transactions will enable us to improve our networks and customer propositions, including completing our product portfolios to create converged businesses in Costa Rica and Chile, while also generating significant synergies.”
“As we approach the end of the year, we are focused on delivering our guidance targets and establishing a platform for sustained organic growth across our operations. We are also working diligently to integrate the operations we have acquired in Puerto Rico and Costa Rica as well as to close the transactions announced in Panama and Chile. We remain confident that together, these actions will create additional value and position us to deliver higher Adjusted Free Cash Flow in the coming years.”

Business Highlights
•C&W Caribbean & Networks: solid operating and financial performance
◦Q3 fixed and mobile additions of 49,000 driven by continued growth in Jamaica
◦YTD reported and rebased Adj. OIBDA growth of 4% and 5%, respectively
•C&W Panama: improving fixed momentum; financial recovery from 2020 COVID-19 impacts
◦RGU additions of 30,000 in Q3, higher than H1 performance
◦Strong YTD reported and rebased Adj. OIBDA growth of 9% and 10%, respectively
•Liberty Puerto Rico: fixed and mobile postpaid subscriber additions; new brand launched
◦Fixed subscriber growth driven by broadband; strong mobile postpaid additions
◦Unified brand for Liberty Puerto Rico fixed and mobile operations launched in September
•VTR: Adjusted OIBDA in CLP stable sequentially; market remains highly competitive
◦50/50 JV agreed with América Móvil to create a full-service, scale operator in Chile
◦Added ~125,000 new build / upgraded homes in the quarter
•Costa Rica: quad-play operator following acquisition of Telefónica Costa Rica's operations
◦Record Q3 performance with 12,000 RGU additions led by broadband
◦Strong start for mobile operations, adding 37,000 subscribers in Q3

Reconfirming LLA 2021 Financial Guidance
•P&E additions as a percentage of revenue at ~18%
•Adding or upgrading over 700,000 homes
•Adjusted FCF guidance of ~$200 million

Additional information, including historic quarterly revenue, adjusted OIBDA, and P&E additions under our updated reporting segments, can be found on our website at https://www.lla.com/investors.

Financial and Operating Highlights

Financial Highlights	Q3 2021	Q3 2020	YoY Growth	YoY Rebase Growth[1]	YTD 2021	YTD 2020	YoY Growth	YoY Rebase Growth[1]

(USD in millions)
Revenue	$1,192	$888	34%	3%	$3,520	$2,667	32%	4%
Adjusted OIBDA[2]	$446	$360	24%	—%	$1,359	$1,057	29%	4%
Operating income (loss)	$137	$87	59%		$476	$(12)	N.M.
Property & equipment additions	$232	$157	48%		$599	$443	35%
As a percentage of revenue	19.5%	17.7%			17.0%	16.6%

Adjusted FCF[3]	$56	$(22)			$149	$59
Cash provided by operating activities	$274	$137			$718	$491
Cash used by investing activities	$(734)	$(156)			$(1,075)	$(419)
Cash provided (used) by financing activities	$227	$(123)			$531	$465

Operating Highlights[4]	Q3 2021	Q3 2020	YoY Growth	YoY FX-Neutral Growth[5]

Total Customers	3,246,700	3,201,700	1%
Organic customer adds	10,900	3,200
Fixed RGUs	6,418,800	6,144,200	4%
Organic RGU additions	83,800	34,500
Mobile subscribers*	7,293,900	3,378,500	116%
Organic mobile additions	74,400	68,800
Fixed ARPU	$48.19	$47.40	2%	2%
Mobile ARPU*	$13.26	$12.41	7%	8%

*    Q3 2021 figures include: (i) mobile subscribers and ARPU related to operations in Puerto Rico and USVI, which were acquired on October 31, 2020 and therefore not included in Q3 2020 subscriber data and (ii) mobile subscribers and ARPU related to operations in Costa Rica, which were acquired on August 9, 2021 and therefore not included in Q3 2020 subscriber data. Subscriber information related to our August 9, 2021 acquisition in Costa Rica is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated, and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2021	2020	%	Rebased %	2021	2020	%	Rebased %
	in millions, except % amounts

C&W Caribbean & Networks	$434.5	$421.7	3	4	$1,298.5	$1,278.6	2	3
C&W Panama	128.9	118.9	8	9	379.0	369.4	3	3
Liberty Puerto Rico	359.0	114.4	214	2	1,080.7	328.1	229	9
VTR	193.1	201.8	(4)	(5)	612.7	601.3	2	(6)
Costa Rica	76.9	35.1	119	11	149.4	103.4	44	13
Corporate	5.4	—	N.M.	N.M.	16.2	—	N.M.	N.M.
Eliminations	(5.8)	(4.4)	N.M.	N.M.	(16.6)	(13.4)	N.M.	N.M.
Total	$1,192.0	$887.5	34	3	$3,519.9	$2,667.4	32	4
N.M. – Not Meaningful.
•Our reported revenue for the three and nine months ended September 30, 2021 increased by 34% and 32%, respectively.
◦Reported revenue growth in Q3 2021 and YTD 2021 was driven by (1) the addition of $232 million and $708 million, respectively, from Liberty Mobile, which was acquired on October 31, 2020, (2) $41 million for each comparative period from the acquisition of Telefónica's Costa Rica operations on August 9, 2021, (3) organic growth across Liberty Puerto Rico, C&W Caribbean & Networks and C&W Panama, (4) organic declines at VTR and (5) net foreign exchange (“FX”) impacts of ($5 million) and $24 million, respectively.

Q3 2021 Revenue Growth – Segment Highlights
•C&W Caribbean & Networks: revenue grew on a reported and rebased basis by 3% and 4%, respectively. The lower reported growth was primarily driven by adverse currency movements.
◦B2B revenue was 2% and 3% higher on a reported and rebased basis, respectively, as compared to the prior-year period. Performance was driven by growth in revenue from fixed and mobile B2B services and increased demand for capacity over our subsea network as economic activity continues to steadily recover.
◦Fixed residential revenue grew by 2% and 3% on a reported and rebased basis, respectively, as compared to the prior-year period. Our investments to expand and upgrade our networks are helping to drive volume growth which was the driver of performance. Within the segment, Jamaica was once again the largest contributor, adding 24,000 RGUs in the quarter and 100,000 RGUs over the past twelve months.
◦Mobile was the best performing product in the quarter, as revenue rose by 8% on a reported basis and 9% on a rebased basis, as compared to the prior-year period. Growth was driven by higher average numbers of mobile subscribers, mostly due to sales initiatives, including converged offerings.

•C&W Panama: revenue increased by 8% on a reported basis and 9% on a rebased basis.
◦B2B revenue was 15% higher on a reported and rebased basis, primarily due to increased revenue related to long-term projects, including Government-related projects, and growth in mobile services revenue.
◦Fixed residential revenue was 9% and 10% higher on a reported and rebased basis, respectively. This was driven by volume growth as we added 70,000 subscribers in the past twelve months, and gained traction with our high-speed data propositions.
◦Mobile revenue grew by 2% on a reported and rebased basis. Subscription revenue was relatively flat year-over-year as growth in subscribers was offset by lower prepaid ARPU as we stopped providing certain value-added services. Non-subscription revenue grew through handset sales and increased inbound roaming as travel restrictions related to COVID-19 were relaxed.
•Liberty Puerto Rico: revenue grew by 214% and 2% on a reported and rebased basis, respectively. Reported growth benefited from the inclusion of Liberty Mobile in the quarter. Rebased revenue performance was driven by double-digit growth in our legacy fixed operations partly offset by a decline at Liberty Mobile as subscription revenue growth was offset by lower equipment, B2B and roaming revenue year-over-year.
•VTR: revenue was 4% and 5% lower on a reported and rebased basis, respectively. While our fixed subscriber base was stable over the last quarter, competitive pressures have led to declines in subscribers and ARPU levels over the last twelve months, negatively impacting year-over-year performance.
•Costa Rica: revenue grew by 119% and 11% on a reported and rebased basis, respectively. Reported growth benefited from the inclusion of Telefónica's Costa Rica operations for part of the quarter. The double-digit rebased increase was driven by volume growth in both our mobile and fixed businesses.
Operating Income (Loss)
•Operating income (loss) was $137 million and $87 million for the three months ended September 30, 2021 and 2020, respectively, and $476 million and ($12 million) for the nine months ended September 30, 2021 and 2020, respectively.
◦We reported higher operating income during three and nine months ended September 30, 2021, as compared with the corresponding periods during 2020, primarily due to increases in Adjusted OIBDA, as further discussed below, and for the nine-month comparison, lower impairment, restructuring and other operating items, net. During the third quarter of 2020, we incurred goodwill impairment charges totaling $279 million at C&W Panama and various reporting units within the C&W Caribbean and Networks segment. These improvements were partially offset by higher depreciation and amortization.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated, and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Nine months ended		Increase (decrease)
	September 30,				September 30,
	2021	2020	%	Rebased %	2021	2020	%	Rebased %
	in millions, except % amounts

C&W Caribbean & Networks	$181.6	$177.3	2	3	$551.0	$531.0	4	5
C&W Panama	47.9	43.1	11	11	137.5	125.8	9	10
Liberty Puerto Rico	142.2	58.1	145	3	453.5	161.0	182	16
VTR	65.1	79.1	(18)	(18)	204.3	232.3	(12)	(19)
Costa Rica	24.0	13.8	74	13	50.8	40.3	26	11
Corporate	(14.7)	(11.2)	(31)	(31)	(37.7)	(33.7)	(12)	(12)
Total	$446.1	$360.2	24	—	$1,359.4	$1,056.7	29	4

Operating income margin	11.5%	9.8%			13.5%	(0.4)%

Adjusted OIBDA margin	37.4%	40.6%			38.6%	39.6%
•Our reported Adjusted OIBDA for the three and nine months ended September 30, 2021 increased by 24% and 29%, respectively.
◦Reported Adjusted OIBDA increases in Q3 2021 and YTD 2021 were largely driven by (1) the addition of $77 million and $261 million, respectively, contributed by Liberty Mobile, and (2) organic growth in Liberty Puerto Rico, C&W Caribbean & Networks, and C&W Panama. These increases were partially offset by declines in VTR.
Q3 2021 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean and Networks: Adjusted OIBDA increased on a reported and rebased basis by 2% and 3%, respectively. Rebased growth was driven by the aforementioned rebased revenue performance. Direct costs increased year-over-year due to higher volumes of traffic across our networks. Other operating costs and expenses were also higher, as compared to the prior-year period, due to network-related costs, including the impact of subsea cable repairs, and promotional activity which increased commercial costs.
•C&W Panama: Adjusted OIBDA was 11% higher on a reported and rebased basis. Performance was driven by revenue growth and management of other operating costs and expenses, which remained flat year-over-year. Direct costs increased due to higher equipment sales and non-recurring project revenue. Our Adjusted OIBDA margin improved by 100 basis points (on a reported basis) year-over-year.
•Liberty Puerto Rico: reported and rebased Adjusted OIBDA growth of 145% and 3%, respectively. Reported growth was driven by the inclusion of Liberty Mobile in the quarter. Rebased performance was driven by the previously mentioned revenue growth, partly offset by the net impact of higher: mobile roaming expenses, video programming rates, and labor costs; and lower equipment costs. We incurred integration costs of $2 million related to the Liberty Mobile acquisition in the quarter mainly related to our rebranding, and expect to incur approximately $10 million of additional integration costs in the fourth quarter.

•VTR: Adjusted OIBDA declined by 18% on both a reported and rebased basis. The rebased decline was driven by the aforementioned revenue decline and higher costs. Direct costs increased year-over-year driven by higher programming expenses as live soccer matches returned following cancellations due to COVID-19 in the prior year. Other operating costs and expenses were relatively flat on a rebased basis as lower bad debt provisions year-over-year and cost savings from a restructuring program earlier in the year were offset by increased network and commercial activities.
◦Relative to Q2, we had a modest increase in Adjusted OIBDA in local currency.
•Costa Rica: reported Adjusted OIBDA growth of 74% and rebased growth of 13%. Reported growth benefited from the inclusion of Telefónica's Costa Rica operations in the quarter. Our rebased performance was driven by the aforementioned revenue growth.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was $78 million and ($85 million) for the three months ended September 30, 2021 and 2020, respectively, and $170 million and ($658 million) for the nine months ended September 30, 2021 and 2020, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures.

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	USD in millions

Customer Premises Equipment	$84.1	$61.4	$235.2	$185.4
New Build & Upgrade	53.1	15.7	111.7	72.9
Capacity	41.4	40.5	95.1	68.6
Baseline	32.8	25.8	104.4	72.0
Product & Enablers	20.5	13.5	52.6	44.2
Property & equipment additions	231.9	156.9	599.0	443.1
Assets acquired under capital-related vendor financing arrangements	(26.7)	(27.2)	(65.0)	(80.5)
Changes in current liabilities related to capital expenditures	5.3	17.2	10.7	55.7
Capital expenditures	$210.5	$146.9	$544.7	$418.3

Property & equipment additions as % of revenue	19.5%	17.7%	17.0%	16.6%

Property & Equipment Additions:
C&W Caribbean & Networks	$68.1	$60.8	$190.9	$181.8
C&W Panama	33.7	21.3	64.5	52.3
Liberty Puerto Rico	54.2	19.4	139.1	52.3
VTR	55.5	42.5	158.0	126.7
Costa Rica	11.0	6.8	25.6	17.7
Corporate	9.4	6.1	20.9	12.3
Property & equipment additions	$231.9	$156.9	$599.0	$443.1

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean & Networks	15.7%	14.4%	14.7%	14.2%
C&W Panama	26.1%	17.9%	17.0%	14.2%
Liberty Puerto Rico	15.1%	17.0%	12.9%	15.9%
VTR	28.7%	21.1%	25.8%	21.1%
Costa Rica	14.3%	19.4%	17.1%	17.1%

New Build and Homes Upgraded by Reportable Segment:
C&W Caribbean & Networks	40,300	22,400	103,000	57,300
C&W Panama	44,600	25,000	104,800	86,700
Liberty Puerto Rico	4,400	4,800	13,100	18,100
VTR	125,400	11,300	336,700	45,200
Costa Rica	16,900	15,200	33,200	23,900
Total	231,600	78,700	590,800	231,200

Summary of Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at September 30, 2021:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$404.0	$1.1	$405.1	$147.9
C&W2	4,203.9	0.4	4,204.3	548.1
Liberty Puerto Rico	2,610.0	10.8	2,620.8	163.3
VTR[3]	1,526.4	—	1,526.4	175.3
Costa Rica	411.7	—	411.7	36.4
Total	$9,156.0	$12.3	$9,168.3	$1,071.0

Consolidated Leverage and Liquidity Information:			September 30, 2021	June 30, 2021
Consolidated debt and finance lease obligations to operating income ratio			15.2x	13.0x
Consolidated net debt and finance lease obligations to operating income ratio			13.4x	11.1x
Consolidated gross leverage ratio[4,5]			5.0x	5.0x
Consolidated net leverage ratio[4,5]			4.4x	4.2x
Average debt tenor[6]			5.9 years	6.3 years
Fully-swapped borrowing costs			6.1%	6.0%
Unused borrowing capacity (in millions)[7]			$1,220.0	$1,210.6
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean & Networks and C&W Panama reporting segments.
3.Represents the debt and finance lease obligations of the VTR borrowing group, which are classified as held for sale on our September 30, 2021 condensed consolidated balance sheet. The cash and cash equivalents amount also includes $154 million that is included in assets held for sale on our September 30, 2021 condensed consolidated balance sheet. In addition, the consolidated leverage and liquidity information includes the impact of the VTR borrowing group.
4.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios, required reconciliations, see Non-GAAP Reconciliations below.
5.The consolidated leverage ratios include the impact of Telefónica Costa Rica's Adjusted OIBDA for the post-acquisition period, August 9, 2021 to September 30, 2021, and do not include Adjusted OIBDA for the period prior to the close of the acquisition, which would have an estimated impact of 0.2x and 0.1x on the consolidated gross and net leverage ratio, respectively.
6.For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.
7.At September 30, 2021, the full amount of unused borrowing capacity (inclusive of $256 million related to VTR) under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the September 30, 2021 compliance reporting requirements. For information regarding limitations on our ability to access this liquidity, see the discussion under “Material Changes in Financial Condition” in our recently filed Quarterly Report on Form 10-Q.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — September 30, 2021 vs June 30, 2021
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean & Networks:
Jamaica	6,800	6,800	8,300	2,600	10,000	11,300	23,900	19,000	4,700	23,700
The Bahamas	—	—	2,900	800	2,100	—	2,900	(2,400)	(200)	(2,600)
Trinidad and Tobago	200	200	300	(600)	400	(600)	(800)	—	—	—
Barbados	—	—	200	500	700	(100)	1,100	1,300	1,200	2,500
Other	—	—	(7,100)	700	200	(3,500)	(2,600)	(2,900)	3,300	400
Total C&W Caribbean & Networks	7,000	7,000	4,600	4,000	13,400	7,100	24,500	15,000	9,000	24,000
C&W Panama	30,400	30,400	9,400	9,700	10,500	9,700	29,900	17,000	6,500	23,500
Total C&W	37,400	37,400	14,000	13,700	23,900	16,800	54,400	32,000	15,500	47,500
Liberty Puerto Rico	4,400	4,400	8,000	1,700	9,100	2,400	13,200	(17,000)	14,000	(3,000)
VTR	85,400	125,400	(18,300)	1,600	(16,700)	19,500	4,400	(700)	(6,000)	(6,700)
Costa Rica	10,200	10,200	7,200	1,600	7,900	2,300	11,800	21,800	14,800	36,600
Total Net Adds	137,400	177,400	10,900	18,600	24,200	41,000	83,800	36,100	38,300	74,400

Q3 2021 Adjustments:
Costa Rica[1]	—	—	2,300	—	2,300	—	2,300	1,939,600	656,000	2,595,600
Net Adds	137,400	177,400	13,200	18,600	26,500	41,000	86,100	1,975,700	694,300	2,670,000
1.Costa Rica's non-organic adjustment relates to the addition of mobile subscribers on August 9, 2021 following the close of the Telefónica Costa Rica acquisition.

C&W Caribbean & Networks
•Fixed additions led by Jamaica with 24,000 RGUs added in the quarter and 100,000 over the last twelve months. Majority of additions through broadband internet.
•Mobile subscribers were 24,000 higher, led by Jamaica which had the most additions in the quarter.
C&W Panama
•Panama added 30,000 RGUs in Q3 through sales of bundled propositions. Best quarter of the year and represented more additions than the first and second quarters combined.
•Mobile business continued to grow its base, adding 24,000 subscribers.
Liberty Puerto Rico
•Fixed additions of 13,000 RGUs showed continuing momentum in Puerto Rico with growth led by increased broadband penetration.
•Liberty Mobile's overall base decreased by 3,000 subscribers however the postpaid base grew by 14,000.
VTR
•VTR's fixed RGU base was stable in the quarter. We continue to expand our footprint in Chile with a focus on differentiated customer service and products.
•Mobile subscribers declined by 7,000 in Q3.
Costa Rica
•RGU additions of 12,000, our best ever Q3 performance and over three times higher than the prior-year quarter additions as broadband penetration continued to drive the business.
•Telefónica Costa Rica's subscriber figures are included for the period since its acquisition on August 9, 2021. During this time, we added 37,000 subscribers.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended September 30,			FX-Neutral[1]
	2021	2020	% Change	% Change

Liberty Latin America[2]	$48.19	$47.40	1.7%	2.0%
C&W Caribbean & Networks	$47.92	$48.49	(1.2%)	—%
C&W Panama[2]	$38.44	$38.80	(0.9%)	(0.9%)
Liberty Puerto Rico	$76.43	$77.15	(0.9%)	(0.9%)
VTR[3]	$40.85	$39.93	2.3%	1.3%
Costa Rica[4]	$41.54	$42.51	(2.3%)	2.7%
Cable & Wireless Borrowing Group[2]	$46.12	$46.79	(1.4%)	(0.5%)
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended September 30,			FX-Neutral[1]
	2021	2020	% Change	% Change

Liberty Latin America[5]	$13.26	$12.41	6.8%	7.6%
C&W Caribbean & Networks	$14.42	$14.58	(1.1%)	0.3%
C&W Panama	$8.09	$9.23	(12.4%)	(12.4%)
Liberty Puerto Rico	$43.58	$—	N.M.	N.M.
VTR[6]	$14.61	$15.56	(6.1%)	(7.1%)
Costa Rica[7]	$6.09	$—	N.M.	N.M.
Cable & Wireless Borrowing Group	$11.41	$12.11	(5.8%)	(4.9%)
N.M. – Not Meaningful.
1.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the prior year amounts.
2.ARPU per customer relationship for the three months ended September 30, 2020 has been revised to exclude revenue and customer relationships associated with the DTH operations in Panama that were shut down in January 2021.
3.The ARPU per customer relationship amounts in Chilean pesos for the three months ended September 30, 2021 and 2020 are CLP 31,573 and CLP 31,173, respectively.
4.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended September 30, 2021 and 2020 are CRC 25,861 and CRC 25,188, respectively.
5.The amount for the three months ended September 30, 2020 does not include the revenue and mobile subscribers of Liberty Mobile or Telefónica Costa Rica as these businesses were acquired on October 31, 2020 and August 9, 2021, respectively. Excluding Liberty Mobile and Telefónica Costa Rica, ARPU would have decreased year-over-year by 6.2% on a reported basis and 5.5% on an FX-Neutral basis during the three months ended September 30, 2021.
6.The mobile ARPU amounts in Chilean pesos for the three months ended September 30, 2021 and 2020 are CLP 11,288 and CLP 12,148, respectively.
7.The mobile ARPU amount in Costa Rican colones for the three months ended September 30, 2021 is CRC 3,321.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance and guidance, growth expectations, and Adjusted Free Cash Flow expectations for 2021; expected new build and upgrade activity in 2021 and estimated P&E additions as a percent of revenue; our digital strategy, product innovation and commercial plans and projects; expectations on demand for connectivity in the region; our anticipated integration plans, synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition and in Costa Rica following the acquisition of Telefónica's Costa Rica business; the timing and impact of the acquisition of América Móvil’s Panama operations and the formation of a joint venture with América Móvil in Chile; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events and efforts to contain any pandemic, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions, including the acquisition of América Móvil’s Panama operations and the formation of a joint venture with América Móvil in Chile; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Claudia Restrepo    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) acquisitions, (ii) dispositions and (iii) FX. See Non-GAAP Reconciliations below.
2.Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
3.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
4.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.
5.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior year amounts.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	September 30,		Change	Rebased change[1]
	2021	2020
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$39.1	$40.8
Broadband internet	80.4	72.2
Fixed-line telephony	20.9	22.6
Total subscription revenue	140.4	135.6
Non-subscription revenue	12.9	13.1
Total residential fixed revenue	153.3	148.7	3%	4%
Residential mobile revenue:
Service revenue	114.7	110.7
Interconnect, equipment sales and other	24.4	20.8
Total residential mobile revenue	139.1	131.5	6%	7%
Total residential revenue	292.4	280.2	4%	5%
B2B revenue:
Service revenue	207.1	198.0
Subsea network revenue	61.6	60.7
Total B2B revenue	268.7	258.7	4%	5%
Total	$561.1	$538.9	4%	5%

Operating income	$51.8	$50.2	3%

Adjusted OIBDA	$229.5	$220.4	4%	5%

Operating income as a percentage of revenue	9.2%	9.3%

Adjusted OIBDA as a percentage of revenue	40.9%	40.9%

Proportionate Adjusted OIBDA	$194.0	$190.3

	Nine months ended
	September 30,		Change	Rebased change[1]
	2021	2020
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$119.2	$128.4
Broadband internet	236.2	213.7
Fixed-line telephony	63.0	71.1
Total subscription revenue	418.4	413.2
Non-subscription revenue	39.9	41.3
Total residential fixed revenue	458.3	454.5	1%	3%
Residential mobile revenue:
Service revenue	340.2	338.1
Interconnect, equipment sales and other	71.4	64.6
Total residential mobile revenue	411.6	402.7	2%	3%
Total residential revenue	869.9	857.2	1%	3%
B2B revenue:
Service revenue	612.0	594.9
Subsea network revenue	188.7	190.7
Total B2B revenue	800.7	785.6	2%	2%
Total	$1,670.6	$1,642.8	2%	3%

Operating income (loss)	$186.9	$(137.9)	236%

Adjusted OIBDA	$688.5	$656.8	5%	6%

Operating income (loss) as a percentage of revenue	11.2%	(8.4)%

Adjusted OIBDA as a percentage of revenue	41.2%	40.0%

Proportionate Adjusted OIBDA	$586.0	$568.5
1.    Indicated growth rates are rebased for the estimated impacts of an acquisition for the nine-month period, the shut down of our DTH operations in Panama and FX.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt, finance lease obligations and cash and cash equivalents:

		September 30,	June 30,
	Facility Amount	2021	2021
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$—	$—
Revolving Credit Facility due 2027 (LIBOR + 3.25%)	$580.0	—	—
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	1,510.0
Total Senior Secured Credit Facilities		1,510.0	1,510.0
Notes:
Senior Secured Notes:
5.75% USD Senior Secured Notes due 2027	$550.0	550.0	550.0
Senior Notes:
7.5% USD Senior Notes due 2026	$500.0	500.0	500.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		2,270.0	2,270.0
Other Regional Debt		343.4	342.9
Vendor financing		80.5	73.8
Finance lease obligations		0.4	0.8
Total third-party debt and finance lease obligations		4,204.3	4,197.5
Less: premiums, discounts and deferred financing costs, net		(27.3)	(28.0)
Total carrying amount of third-party debt and finance lease obligations		4,177.0	4,169.5
Less: cash and cash equivalents		(548.1)	(534.3)
Net carrying amount of third-party debt and finance lease obligations		$3,628.9	$3,635.2
•In October 2021, we entered into a new $590 million term loan facility with an interest rate of LIBOR plus 3.00%, due in 2029 (the C&W Term Loan B-6 Facility). The net proceeds from the C&W Term Loan B-6 Facility were primarily used to (i) redeem in full, $500 million of aggregate principal amount under the 2026 C&W Senior Notes at a redemption price of 103.75% and (ii) redeem $55 million of aggregate principal amount under the 2027 C&W Senior Secured Notes at a redemption price of 103%.
•At September 30, 2021, our third-party total and proportionate net debt were each $3.6 billion, our Fully-swapped Borrowing Cost was 5.5%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 5.7 years.
◦Pro forma for the most recent refinancing transaction closed in early October, the Fully-swapped Borrowing Cost would have been 5.1%, and the average tenor of our debt obligations (excluding vendor financing) would have been approximately 6.1 years, at September 30, 2021.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $194 million for Q3 2021 and $190 million for Q3 2020.
•Based on Q3 results, our Proportionate Net Leverage Ratio was 4.3x, calculated in accordance with C&W's Credit Agreement. At September 30, 2021, we had maximum undrawn commitments of $790 million, including $160 million under our regional facilities. At September 30, 2021, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the September 30, 2021 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, finance lease obligations and cash and cash equivalents:

		September 30,	June 30,
	Facility amount	2021	2021
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (LIBOR + 3.50%)	$167.5	$—	$—
Term Loan Facility due 2028 (LIBOR + 3.75%)	$500.0	500.0	500.0
Total Senior Secured Credit Facilities		500.0	500.0
Notes:
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
6.75% Senior Secured Notes due 2027	$1,290.0	1,290.0	1,290.0
Total Notes		2,110.0	2,110.0
Finance lease obligations		10.8	10.8
Total debt and finance lease obligations		2,620.8	2,620.8
Less: discounts and deferred financing costs		(38.3)	(39.2)
Total carrying amount of debt		2,582.5	2,581.6
Less: cash and cash equivalents		(163.3)	(112.8)
Net carrying amount of debt		$2,419.2	$2,468.8

•At September 30, 2021, our Fully-swapped Borrowing Cost was 6.1% and the average tenor of debt was approximately 6.8 years.
•Based on our results for Q3 2021, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 3.9x, calculated in accordance with LPR’s Group Credit Agreement.
•At September 30, 2021, we had maximum undrawn commitments of $168 million. At September 30, 2021, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the September 30, 2021 compliance reporting requirements.

VTR Borrowing Group
The following table reflects preliminary unaudited selected financial results for the period indicated, in accordance with U.S. GAAP.

	Three months ended			Nine months ended
	September 30,			September 30,
	2021	2020	Change	2021	2020	Change
	CLP in billions, except % amounts

Revenue	149.1	157.6	(5)%	451.3	482.0	(6)%

Operating income	7.1	19.0	(63)%	25.8	71.9	(64)%

Adjusted OIBDA	50.3	61.7	(18)%	150.6	186.0	(19)%

Operating income as a percentage of revenue	4.8%	12.1%		5.7%	14.9%

Adjusted OIBDA as a percentage of revenue	33.7%	39.1%		33.4%	38.6%
The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt and cash and cash equivalents:

	September 30,		June 30,
	2021		2021
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Revolving Credit Facility A due 2026 (TAB[1]+3.35%)	CLP 45,000	—	—
Revolving Credit Facility B due 2026 (LIBOR + 2.75%)	$200.0	—	—
Total Senior Secured Credit Facilities		—	—
Notes:
Senior Secured Notes:
4.375% USD Senior Secured Notes due 2029	$410.0	332.2	300.2
5.125% USD Senior Secured Notes due 2028	$480.0	388.9	395.4
Senior Notes:
6.375% USD Senior Notes due 2028	$550.0	445.7	402.7
Total Notes		1,166.8	1,098.3
Vendor Financing		70.0	70.0
Total debt		1,236.8	1,168.3
Less: deferred financing costs		(19.7)	(19.4)
Total carrying amount of debt		1,217.1	1,148.9
Less: cash and cash equivalents		(142.1)	(181.3)
Net carrying amount of debt		1,075.0	967.6

Exchange rate (CLP to $)		810.3	732.2
1.     Tasa Activa Bancaria rate.

•At September 30, 2021, our Fully-swapped Borrowing Cost was 7.0% and the average tenor of debt (excluding vendor financing) was approximately 6.8 years.

•Based on our results for Q3 2021, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 5.1x, calculated in accordance with the indenture governing the 6.375% USD Senior Notes due 2028.
•At September 30, 2021, we had maximum undrawn commitments of $200 million (CLP 162 billion) and CLP 45 billion. At September 30, 2021, the full amount of unused borrowing capacity under our credit facilities was available to be borrowed, both before and after completion of the September 30, 2021 compliance reporting requirements.

Costa Rica Borrowing Group
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Costa Rica's third-party debt and cash and cash equivalents:

	September 30,			June 30,
	2021			2021
	Borrowing currency in millions		CRC equivalent in billions

Term Loan B-1 Facility due 2024[1] (LIBOR + 5.50%)		$276.7	173.6	30.5
Term Loan B-2 Facility due 2024[1] (TBP[2] + 6.75%)	CRC	79,635.2	79.6	43.2
Revolving Credit Facility due 2024 (LIBOR + 4.25%)		$15.0	5.0	5.0
Debt before discounts and deferred financing costs			258.2	78.7
Less: deferred financing costs			(5.5)	(3.7)
Total carrying amount of debt			252.7	75.0
Less: cash and cash equivalents			(22.8)	(3.4)
Net carrying amount of debt			229.9	71.6

Exchange rate (CRC to $)			627.2	619.3
1.    Under the terms of the credit agreement, Costa Rica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on February 1, 2024, with the remaining respective principal amounts due on August 1, 2024, which represents the ultimate maturity date of the facilities.
2.    Tasa Básica Pasiva rate.

•During the third quarter, we drew down $228 million (CRC 141,058 million at transaction date) under the Cabletica Term Loan B-1 Facility and CRC 36,458 million ($59 million at transaction date) under the Cabletica Term Loan B-2 Facility to partially fund the Telefónica Costa Rica Acquisition.

Subscriber Table

	Consolidated Operating Data — September 30, 2021
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean & Networks:
Jamaica	635,800	635,800	321,300	135,300	289,900	281,200	706,400	1,046,600	34,400	1,081,000
The Bahamas	120,900	120,900	40,000	9,500	31,200	34,600	75,300	142,200	32,900	175,100
Trinidad and Tobago	336,400	336,400	158,000	104,700	141,900	87,700	334,300	—	—	—
Barbados	140,400	140,400	83,100	35,900	71,900	71,200	179,000	87,400	32,900	120,300
Other	334,000	314,200	222,000	75,400	180,300	116,400	372,100	335,400	58,900	394,300
Total C&W Caribbean & Networks	1,567,500	1,547,700	824,400	360,800	715,200	591,100	1,667,100	1,611,600	159,100	1,770,700
C&W Panama[1]	761,300	761,300	197,400	103,200	175,300	175,700	454,200	1,468,400	138,200	1,606,600
Total C&W	2,328,800	2,309,000	1,021,800	464,000	890,500	766,800	2,121,300	3,080,000	297,300	3,377,300
Liberty Puerto Rico[2,3]	1,150,800	1,150,800	516,600	243,900	471,200	250,100	965,200	212,200	811,500	1,023,700
VTR	4,127,000	3,757,600	1,423,300	1,070,500	1,249,600	536,800	2,856,900	9,400	251,300	260,700
Costa Rica[4]	657,600	651,700	285,000	209,100	237,500	28,800	475,400	1,961,400	670,800	2,632,200
Total	8,264,200	7,869,100	3,246,700	1,987,500	2,848,800	1,582,500	6,418,800	5,263,000	2,030,900	7,293,900

1.RGU balances do not include 84,000 RGUs and 17,400 mobile subscribers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and continue to receive services.

2.RGU balances do not include 6,300 fixed RGUs representing customers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and were moved to an "essential services plan".

3.As of September 30, 2021, postpaid mobile subscribers include 133,200 Corporate Responsible Users (CRU). A CRU represents an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services. Mobile subscriber information associated with Liberty Mobile is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

4.Our homes passed in Costa Rica include 40,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding less cash and cash equivalents to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its cross-currency swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit ("EBU") adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.

Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.
Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.

Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

.
Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA, Adjusted OIBDA Margin and Adjusted OIBDA less P&E Additions, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA and Adjusted OIBDA less P&E Additions
Adjusted OIBDA and Adjusted OIBDA less P&E Additions, each a non-GAAP measure, are the primary measures used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA and Adjusted OIBDA less P&E Additions are also key factors that are used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA and Adjusted OIBDA less P&E Additions are meaningful measures because they represent a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA and Adjusted OIBDA less P&E Additions measures are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA and Adjusted OIBDA less P&E Additions should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA and Adjusted OIBDA less P&E Additions are presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	in millions

Operating income (loss)	$137.4	$86.6	$475.8	$(11.6)
Share-based compensation expense	33.1	28.0	88.9	75.3
Depreciation and amortization	253.5	231.6	753.4	661.5
Impairment, restructuring and other operating items, net	22.1	14.0	41.3	331.5
Adjusted OIBDA	446.1	360.2	1,359.4	1,056.7
Less: Property and equipment additions	231.9	156.9	599.0	443.1
Adjusted OIBDA less P&E additions	$214.2	$203.3	$760.4	$613.6

Operating income (loss) margin[1]	11.5%	9.8%	13.5%	(0.4)%

Adjusted OIBDA margin[2]	37.4%	40.6%	38.6%	39.6%
1.Calculated by dividing operating income or loss by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

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Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment, and (iv) certain net interest payments (receipts) incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	in millions

Net cash provided by operating activities	$274.1	$137.4	$717.8	$491.0
Cash payments for direct acquisition and disposition costs	11.9	17.5	22.1	21.7
Expenses financed by an intermediary[1]	27.5	26.0	81.9	78.1
Capital expenditures	(210.5)	(146.9)	(544.7)	(418.3)
Distributions to noncontrolling interest owners	—	(1.6)	(1.3)	(2.3)
Principal payments on amounts financed by vendors and intermediaries	(49.1)	(51.7)	(137.0)	(143.4)
Pre-acquisition interest payments, net[2]	2.4	(2.1)	11.2	34.1
Principal payments on finance leases	(0.5)	(0.6)	(1.5)	(1.7)
Adjusted FCF	$55.8	$(22.0)	$148.5	$59.2
1.For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as an operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.The amount for the 2021 period relates to (i) the Cabletica Term Loan B-1 Facility and Cabletica Term Loan B-2 Facility that were entered into in advance of the Telefónica Costa Rica Acquisition, and (ii) the portion of interest paid in April 2021 that relates to pre-acquisition debt for the AT&T Acquisition. The amount for the 2020 period represents interest paid on pre-acquisition debt related to the AT&T Acquisition, net of interest received on cash held in escrow in advance of the closing of the AT&T Acquisition.

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Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2021, we have adjusted our historical revenue and Adjusted OIBDA (i) to include the pre-acquisition revenue and Adjusted OIBDA of Telefónica Costa Rica, which was acquired on August 9, 2021, in our rebased amounts for the three and nine months ended September 30, 2020, (ii) to include the pre-acquisition revenue and Adjusted OIBDA of the AT&T Acquired Entities, which were acquired on October 31, 2020, in our rebased amounts for the three and nine months ended September 30, 2020, (iii) to include the pre-acquisition revenue and Adjusted OIBDA of a small B2B operation in the Cayman Islands that was acquired during 2020 in our rebased amounts for the nine months ended September 30, 2020, (iv) to exclude the revenue and Adjusted OIBDA of certain B2B operations in Puerto Rico that were disposed of in January 2021 in connection with the AT&T Acquisition from our rebased amounts for the three and nine months ended September 30, 2020, (v) to exclude the revenue and Adjusted OIBDA associated with our DTH operations in Panama, which were shut down in January 2021 from our rebased amounts for the three and nine months ended September 30, 2020 and (vi) to reflect the translation of our rebased amounts for the three and nine months ended September 30, 2020 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2021. We have reflected the revenue and Adjusted OIBDA of acquired entities in our 2020 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.
The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

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The following tables set forth the reconciliations from reported revenue to rebased revenue and related change calculations.

	Three months ended September 30, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Costa Rica	Intersegment eliminations	Total
	In millions

Revenue – Reported	$421.7	$118.9	$114.4	$201.8	$35.1	$(4.4)	$887.5
Rebase adjustments:
Acquisitions	—	—	240.6	—	37.6	—	278.2
Disposals	—	(0.5)	(4.7)	—	—	—	(5.2)
Foreign currency	(4.5)	—	—	2.0	(3.6)	(0.1)	(6.2)
Revenue – Rebased	$417.2	$118.4	$350.3	$203.8	$69.1	$(4.5)	$1,154.3

Reported percentage change[1]	3%	8%	214%	(4)%	119%	N.M.	34%

Rebased percentage change[2]	4%	9%	2%	(5)%	11%	N.M.	3%

	Nine months ended September 30, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Costa Rica	Intersegment eliminations	Total
	In millions

Revenue – Reported	$1,278.6	$369.4	$328.1	$601.3	$103.4	$(13.4)	$2,667.4
Rebase adjustments:
Acquisitions	3.3	—	676.7	—	37.6	—	717.6
Disposals	—	(1.9)	(13.9)	—	—	—	(15.8)
Foreign currency	(16.2)	—	—	53.1	(8.3)	—	28.6
Revenue – Rebased	$1,265.7	$367.5	$990.9	$654.4	$132.7	$(13.4)	$3,397.8

Reported percentage change[1]	2%	3%	229%	2%	44%	N.M.	32%

Rebased percentage change[2]	3%	3%	9%	(6)%	13%	N.M.	4%
N.M. – Not Meaningful.
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

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The following tables set forth the reconciliations from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended September 30, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$177.3	$43.1	$58.1	$79.1	$13.8	$(11.2)	$360.2
Rebase adjustments:
Acquisitions[1]	—	—	82.7	—	8.5	—	91.2
Disposals	—	—	(3.0)	—	—	—	(3.0)
Foreign currency	(1.7)	—	—	0.7	(1.1)	—	(2.1)
Adjusted OIBDA – Rebased	$175.6	$43.1	$137.8	$79.8	$21.2	$(11.2)	$446.3

Reported percentage change[2]	2%	11%	145%	(18)%	74%	(31)%	24%

Rebased percentage change[3]	3%	11%	3%	(18)%	13%	(31)%	—%

	Nine months ended September 30, 2020
	C&W Caribbean & Networks	C&W Panama	Liberty Puerto Rico	VTR	Costa Rica	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$531.0	$125.8	$161.0	$232.3	$40.3	$(33.7)	$1,056.7
Rebase adjustments:
Acquisitions[1]	1.0	—	237.3	—	8.5	—	246.8
Disposals	—	(0.3)	(8.5)	—	—	—	(8.8)
Foreign currency	(6.0)	—	—	20.1	(2.9)	—	11.2
Adjusted OIBDA – Rebased	$526.0	$125.5	$389.8	$252.4	$45.9	$(33.7)	$1,305.9

Reported percentage change[2]	4%	9%	182%	(12)%	26%	(12)%	29%

Rebased percentage change[3]	5%	10%	16%	(19)%	11%	(12)%	4%
1.The acquisition-related adjustment for Liberty Puerto Rico with respect to the AT&T Acquired Entities includes $6 million and $17 million, respectively, of estimated standalone costs that are not covered by the transitional services agreement with AT&T. These costs represent activities that AT&T had performed on behalf of the AT&T Acquired Entities during the pre-acquisition periods. Costs associated with these activities are being directly incurred by us in post-acquisition periods and include insurance coverage, certain commissions costs, group audit and control activities and various other support activities, including for legal, human resources, customer service, supply chain and finance.
2.Reported percentage change is calculated as current period Adjusted OIBDA less prior period Adjusted OIBDA divided by prior period Adjusted OIBDA.
3.Rebased percentage change is calculated as current period Adjusted OIBDA less rebased prior period Adjusted OIBDA divided by prior period rebased Adjusted OIBDA.

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The following tables set forth the reconciliations from reported revenue by product for our C&W Caribbean and Networks segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$126.2	$82.3	$208.5	$213.2	$421.7
Rebase adjustments:
Foreign currency	(1.5)	(0.9)	(2.4)	(2.1)	(4.5)
Revenue by product – Rebased	$124.7	$81.4	$206.1	$211.1	$417.2

Reported percentage change[1]	2%	8%	4%	2%	3%

Rebased percentage change[2]	3%	9%	6%	3%	4%

	Nine months ended September 30, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$381.8	$251.3	$633.1	$645.5	$1,278.6
Rebase adjustments:
Acquisition	—	—	—	3.3	3.3
Foreign currency	(5.6)	(4.2)	(9.8)	(6.4)	(16.2)
Revenue by product – Rebased	$376.2	$247.1	$623.3	$642.4	$1,265.7

Reported percentage change[1]	1%	4%	2%	1%	2%

Rebased percentage change[2]	3%	6%	4%	1%	3%
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

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The following tables set forth the reconciliations from reported revenue by product for our C&W Panama segment to rebased revenue by product and related change calculations.

	Three months ended September 30, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$22.5	$49.2	$71.7	$47.2	$118.9
Rebase adjustment – Disposal	(0.5)	—	(0.5)	—	(0.5)
Revenue by product – Rebased	$22.0	$49.2	$71.2	$47.2	$118.4

Reported percentage change[1]	9%	2%	4%	15%	8%

Rebased percentage change[2]	10%	2%	5%	15%	9%

	Nine months ended September 30, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$72.7	$151.4	$224.1	$145.3	$369.4
Rebase adjustment – Disposal	(1.9)	—	(1.9)	—	(1.9)
Revenue by product – Rebased	$70.8	$151.4	$222.2	$145.3	$367.5

Reported percentage change[1]	(1)%	(1)%	(1)%	8%	3%

Rebased percentage change[2]	2%	(1)%	—%	8%	3%
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.     Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

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The following table sets forth the reconciliation from reported revenue to rebased revenue for our Liberty Puerto Rico segment.

	Three months ended September 30, 2020
	Legacy Liberty Puerto Rico	Liberty Mobile	Liberty Puerto Rico
	In millions

Revenue – Reported	$114.4	$—	$114.4
Rebase adjustments:
Acquisition	—	240.6	240.6
Disposal	(4.7)	—	(4.7)
Revenue – Rebased	$109.7	$240.6	$350.3

Reported percentage change[1]	11%	N/A	214%

Rebased percentage change[2]	16%	(4)%	2%
N/A – Not Applicable.
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.
The following table sets forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA for our Liberty Puerto Rico segment.

	Three months ended September 30, 2020
	Legacy Liberty Puerto Rico	Liberty Mobile	Liberty Puerto Rico
	In millions

Adjusted OIBDA – Reported	$58.1	$—	$58.1
Rebase adjustments:
Acquisition	—	82.7	82.7
Disposal	(3.0)	—	(3.0)
Adjusted OIBDA – Rebased	$55.1	$82.7	$137.8

Reported percentage change[1]	12%	N/A	145%

Rebased percentage change[2]	18%	(7)%	3%
N/A – Not Applicable.
1.Reported percentage change is calculated as current period Adjusted OIBDA less prior period Adjusted OIBDA divided by prior period Adjusted OIBDA.
2.Rebased percentage change is calculated as current period Adjusted OIBDA less rebased prior period Adjusted OIBDA divided by prior period rebased Adjusted OIBDA.

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The following tables set forth the reconciliations from reported revenue by product for our C&W borrowing group to rebased revenue by product and related change calculations.

	Three months ended September 30, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$148.7	$131.5	$280.2	$258.7	$538.9
Rebase adjustments:
Disposal	(0.5)	—	(0.5)	—	(0.5)
Foreign currency	(1.3)	(1.0)	(2.3)	(2.2)	(4.5)
Revenue by product – Rebased	$146.9	$130.5	$277.4	$256.5	$533.9

Reported percentage change[1]	3%	6%	4%	4%	4%

Rebased percentage change[2]	4%	7%	5%	5%	5%

	Nine months ended September 30, 2020
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$454.5	$402.7	$857.2	$785.6	$1,642.8
Rebase adjustments:
Acquisition	—	—	—	3.3	3.3
Disposal	(1.9)	—	(1.9)	—	(1.9)
Foreign currency	(5.6)	(4.2)	(9.8)	(6.4)	(16.2)
Revenue by product – Rebased	$447.0	$398.5	$845.5	$782.5	$1,628.0

Reported percentage change[1]	1%	2%	1%	2%	2%

Rebased percentage change[2]	3%	3%	3%	2%	3%
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

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The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations.

	Three months ended September 30, 2020	Nine months ended September 30, 2020
	In millions

Adjusted OIBDA – Reported	$220.4	$656.8
Rebase adjustments:
Acquisition	—	1.0
Disposal	—	(0.3)
Foreign currency	(1.7)	(6.0)
Adjusted OIBDA – Rebased	$218.7	$651.5

Reported percentage change[1]	4%	5%

Rebased percentage change[2]	5%	6%
1.Reported percentage change is calculated as current period Adjusted OIBDA less prior period Adjusted OIBDA divided by prior period Adjusted OIBDA.
2.Rebased percentage change is calculated as current period Adjusted OIBDA less rebased prior period Adjusted OIBDA divided by prior period rebased Adjusted OIBDA.

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Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios, which include VTR. Our consolidated leverage and net leverage ratios, each a non-GAAP measure, are defined as (i) adjusted total debt and finance lease obligations (total carrying value of debt and finance lease obligations plus discounts, premiums and deferred finance costs, less projected derivative principal-related cash receipts) less cash and cash equivalents divided by (ii) last two quarters annualized Adjusted OIBDA as of September 30, 2021. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of September 30, 2021 and June 30, 2021 are set forth below:

	September 30, 2021[1]		June 30, 2021
	in millions, except leverage ratios

Total debt and finance lease obligations	$9,020.7		$8,794.3
Discounts, premiums and deferred financing costs, net	147.4		152.3
Projected derivative principal-related cash payments[2]	(31.0)		114.1
Adjusted total debt and finance lease obligations	9,137.1		9,060.7
Less:
Cash and cash equivalents	1,071.0		1,311.1
Net debt and finance lease obligations	$8,066.1		$7,749.6

Operating income[3]:
Operating income for the three months ended March 31, 2021	N/A		$178.2
Operating income for the three months ended June 30, 2021	$160.2		160.2
Operating income for the three months ended September 30, 2021	137.4		N/A
Operating income – last two quarters	297.6		338.4
Annualized operating income – last two quarters annualized	$595.2		$676.8
Adjusted OIBDA[4]:
Adjusted OIBDA for the three months ended March 31, 2021	N/A		$449.3
Adjusted OIBDA for the three months ended June 30, 2021	$464.0		464.0
Adjusted OIBDA for the three months ended September 30, 2021	446.1		N/A
Adjusted OIBDA – last two quarters	$910.1		$913.3
Annualized adjusted OIBDA – last two quarters annualized	$1,820.2		$1,826.6

Consolidated debt and finance lease obligations to operating income ratio	15.2	x	13.0	x
Consolidated net debt and finance lease obligations to operating income ratio	13.4	x	11.1	x
Consolidated leverage ratio	5.0	x	5.0	x
Consolidated net leverage ratio	4.4	x	4.2	x
N/A – Not Applicable.
1.The adjusted total debt and finance lease obligations and net debt and finance lease obligations balances include VTR balances that are included in assets and liabilities held for sale, as applicable, on our September 30, 2021 condensed consolidated balance sheet in our most recently filed Quarterly Report on Form 10-Q. The VTR balances included in these held for sale accounts are as follows:

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Total debt and finance lease obligations	$1,502.0
Discounts, premiums and deferred financing costs, net	24.2
Projected derivative principal-related cash payments[2]	(26.4)
Adjusted total debt and finance lease obligations	1,499.8
Less:
Cash and cash equivalents	154.0
Net debt and finance lease obligations	$1,345.8
2.Amounts represent the U.S. dollar equivalents and are based on interest rates and exchange rates that were in effect as of September 30, 2021 and June 30, 2021, respectively. For a discussion of our projected cash flows associated with derivative instruments, please see Item 3. Quantitative and Qualitative Disclosures About Market Risk—Projected Cash Flows Associated with Derivative Instruments in our most recently filed Quarterly Report on Form 10-Q.
3.Operating income is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA and Adjusted OIBDA less P&E Additions above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income and consolidated net debt and finance lease obligations to operating income as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.
4.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA and Adjusted OIBDA less P&E Additions above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended September 30, 2021. A reconciliation of our operating income to Adjusted OIBDA for the three months ended March 31, 2021 and June 30, 2021 is presented in the following table:

	Three months ended March 31, 2021	Three months ended June 30, 2021
	in millions

Operating income	$178.2	$160.2
Share-based compensation expense	23.0	32.8
Depreciation and amortization	245.9	254.0
Impairment, restructuring and other operating items, net	2.2	17.0
Adjusted OIBDA	$449.3	$464.0

Non-GAAP Reconciliations for Borrowing Groups
We provide certain financial measures in this press release of our borrowing groups. The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our borrowing group in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; and (iii) Proportionate Adjusted OIBDA.
Adjusted OIBDA by Borrowing Group
Adjusted OIBDA and proportionate Adjusted OIBDA at a borrowing group level are non-GAAP measures. Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.

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A reconciliation of C&W's operating income (loss) to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	in millions

Operating income (loss)	$51.8	$50.2	$186.9	$(137.9)
Share-based compensation expense	11.6	8.1	28.3	23.4
Depreciation and amortization	146.9	153.3	432.4	456.8
Related-party fees and allocations	15.5	8.9	28.3	26.7
Impairment, restructuring and other operating items, net	3.7	(0.1)	12.6	287.8
Adjusted OIBDA	229.5	220.4	688.5	656.8
Noncontrolling interests' share of Adjusted OIBDA	35.5	30.1	102.5	88.3
Proportionate Adjusted OIBDA	$194.0	$190.3	$586.0	$568.5

A reconciliation of VTR's operating income to total Adjusted OIBDA is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
	CLP in billions

Operating income	7.1	19.0	25.8	71.9
Share-based compensation expense	3.3	1.6	6.1	4.8
Related-party fees and allocations	4.3	4.0	6.9	9.7
Depreciation	31.6	36.6	101.9	96.1
Impairment, restructuring and other operating items, net	4.0	0.5	9.9	3.5
Total Adjusted OIBDA	50.3	61.7	150.6	186.0